Exhibit 10.20

Mobitv, Inc.

Director Compensation

(upon effectiveness of initial public offering)

Board Fees

Non-employee members of the Board are eligible to receive the following annual retainer fees for Board service (paid quarterly):

Board of Directors Member	$22,500

Audit Committee Chair	$20,000

Compensation Committee Chair	$9,000

Nominating and Governance Committee Chair	$5,000

Audit Committee member (non-Chair)	$5,000

Compensation Committee member (non-Chair)	$3,750

Nom. & Gov. Committee member (non-Chair)	$2,250

Eligible directors may elect to receive stock options in lieu of the retainer fee, on an annual basis, based on the Black-Scholes value on date of grant.

Long Term Incentive Equity Awards

Non-employee members of the Board are eligible to receive the following stock option awards for Board service:

Initial award[1]	$150,000	[3]

Annual award[2]	$100,000	[3]
[1]vests annually over three years [2]Cliff vest one-year from grant date (annual meeting of stockholders) [3]Grant date fair value of option award on date of award

Reimbursement of Expenses

The Company will reimburse Board members for necessary and reasonable expenses incurred in the course and scope of performing services.